Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-72888) pertaining to the Odyssey HealthCare, Inc. Stock Option Plan, the Odyssey HealthCare, Inc. 2001 Equity-Based Compensation Plan and the Odyssey HealthCare, Inc. Employee Stock Purchase Plan of our reports dated March 11, 2005, with respect to the consolidated financial statements of Odyssey HealthCare, Inc., Odyssey HealthCare, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Odyssey HealthCare, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

Dallas, Texas
March 11, 2005